Xerium Reports 4Q 2014 Adjusted EBITDA of $29.4 Million, +21%
Full Year Results Come in on Track, Improved by 6% over 2013

YOUNGSVILLE, N.C., Mar 3, 2015 (BUSINESSWIRE) -- Xerium Technologies, Inc. (NYSE:XRM), a leading global provider of industrial consumable products and services announced its Q4 2014 and full year 2014 results.

Q4 2014 Adjusted EBITDA increased 21% compared to Q4 2013 on steady sales and continued cost reduction

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Adjusted EBITDA for Q4 2014 was $29.4 million, or 22.4% of net sales, on a constant currency basis. This was an increase of 21% compared to Q4 2013, primarily due to constant currency sales improvements and continued cost reduction initiatives implemented by the Company. See "Segment Information" and "Non-GAAP Financial Measures" below.

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Net sales for Q4 2014 were $131.0 million, an increase of $3.1 million, or 2.3% compared to Q4 2013 on a constant currency basis. Rolls sales improved 3.9% primarily due to volume increases in North America and Asia while machine clothing sales increased 1.4% resulting from higher South America, Asia and Europe volumes.

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Q4 orders were strong for both machine clothing and rolls. On a constant currency basis, total orders are up 1% over Q4 of 2013. On a constant currency basis, sequential orders are up 11% over Q3 2014. These orders provide a strong backlog for the Company heading into 2015.

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Q4 2014 basic earnings per share was $0.72 per share versus Q4 2013 basic earnings per share of $0.22 per share. The increase of $0.50 per share was primarily driven by higher sales volumes, continued cost reductions, and lower restructuring costs.

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Excluding non-recurring items such as restructuring costs, deferred tax valuation allowance reversals, basic adjusted earnings per share was $0.43 in Q4 2014, compared to $0.16 in Q4 2013, an increase of 169%. See "Basic Adjusted Earnings Per Share" below.

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Q4 2014 gross profit was $52.8 million, or 40.3% of net sales, compared to $49.1 million, or 36.7% of net sales in Q4 2013. Machine clothing gross margin improved to 42.3% in Q4 2014 from 38.5% in Q4 2013, and roll covers gross margin improved to 36.8% in Q4 2014, from a gross margin of 33.6% in Q4 2013. These improvements are a direct result of continued cost reductions and operational excellence programs, lower 2014 quality costs and improved product mix.

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Selling, general and administrative and research and development (SG&A) expenses were $32.8 million, or 25.1% of net sales, in Q4 2014, down from Q4 2013 SG&A expenses of $35.0 million, or 26.2% of net sales.

Full year 2014 Adjusted EBITDA grew 6% compared to full year 2013 Adjusted EBITDA on steady sales and continued cost reduction

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Adjusted EBITDA for full year 2014 was $116.0 million, or 21.4% of net sales. This was an increase of 6% compared to 2013, on a constant currency basis, primarily due to continued cost reduction initiatives implemented by the Company.

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Full year 2014 sales were $542.9 million, an increase of $1.7 million, or 0.3%, compared to the full year 2013, on a constant currency basis. Rolls sales improved 1.7% primarily due to mechanical services and roll cover increases in North America, which were partially offset by machine clothing decreases of (0.4%).

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Full year 2014 basic loss per share was $(0.48) per share versus full year 2013 basic earnings per share of $0.27 per share. The decrease of $(0.75) per share was primarily driven by the Company's Q3 2014 Brazil tax settlement of $(1.49) per share.

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Excluding non-recurring items such as restructuring costs, deferred tax valuation allowance reversals, the Brazil tax settlement charge and plant start up costs, basic adjusted earnings per share was $1.58 for full year 2014, compared to $1.23 for full year 2013, an increase of 28.5%.

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Full year 2014 gross profit was $215.8 million, or 39.7% of net sales, compared to $209.6 million, or 38.3% of net sales for the full year of 2013. Machine clothing gross margin improved to 41.6% for the full year of 2014 from 39.2% for the full year of 2013, which was a direct result of continued cost reductions and operational excellence programs. Roll covers gross margin came in at 36.5% for the full year of 2014, down slightly from gross margin of 36.8% for the full year of 2013, due to unfavorable product mix in Europe partially offset by savings related to the Heidenheim, Germany plant closure in 2014.

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Selling, general and administrative and research and development (SG&A) expenses were $137.4 million, or 25.3% of net sales for full year 2014, down from full year 2013 SG&A expenses of $141.4 million, or 25.9% of net sales.

CEO Comments

"Xerium performed exceptionally well this quarter, with improved sales volume, significant margin expansion and a substantial improvement in Adjusted EBITDA over Q4 2013," said Harold Bevis, President and CEO of Xerium Technologies, Inc. "The global pulp, paper board and tissue market is growing and transforming. Graphical grades and mature markets are declining, while GDP grades and emerging markets are growing. Xerium is pursuing these growth opportunities by re-aligning our global operational footprint and product lineup. We are increasing our industry-leading innovation program, with machine automation solutions and approximately 100 new patents in process. We are underway with the investment program to grow sales in the future, with both the new machine clothing plant in Ba Cheng and the new roll covering and service plant in Corlu, Turkey. The construction of both plants is well underway and we expect to begin production in both plants in Q3 of 2015. In addition, we announced the expansion of two roll and service plants in Griffin, Georgia and Neenah, Wisconsin to broaden both our mechanical service offerings and product offerings."

Significant investment and repositioning sales growth programs are underway

Xerium is repositioning its sales growth profile. Specific measurable programs are aimed at growth markets, mechanical services and machine automation, and will enable higher growth and profit rates in the future. Some programs require capital investment and some do not.

Cost reduction programs remain on track

Xerium is repositioning its cost profile towards low-cost countries and low-cost operations. We have 16 primary cost programs underway, including plant closures and operational excellence programs directed at waste, quality, productivity, procurement initiatives and a lean SG&A program. As a result of these efforts, total cost savings for Q4 2014 were $7.6 million. Cost savings for the full year of 2014 were approximately $25 million, which represents a total of approximately $48 million in cost reduction savings in 2013 and 2014. In January of 2015, we announced two plant expansion projects in our roll cover and mechanical services business. 2015 cost reduction programs are expected to approximate $20 million.

Market Outlook

Global demand for pulp and paperboard is expected to grow at a rate between 0% and 1% in 2015. There is, however, expected to be a shift in global markets with expected declines in North America and increases in Asia, Europe and South America. Both fiber cement and nonwoven markets are global and growing, with 75%-80% of these markets existing outside of the United States. Xerium is positioning itself in developing markets with the new machine clothing plant in Ba Cheng, China and the new roll and service plant in Corlu, Turkey.

2015 Outlook

Xerium will continue to focus on cost reduction and operational leadership programs, and our longer term plan includes several sales growth initiatives, including adding new capacity at machine clothing and rolls plants, investing in emerging markets and coming to market with a host of new products. This balance between base market maintenance, focused sales growth, and continuous cost reduction is expected to add additional Adjusted EBITDA and free cash flow in the upcoming years which we expect will allow us to pay down over half of our debt by the end of 2020.

2014 was a very successful year for Xerium. Our 6% increase in Adjusted EBITDA was attributable to maintaining our market share and realizing cost savings related to cost-out actions. The Company spent approximately $65 million on capital expenditures and restructuring activities during 2014. We expect to spend $59 million on these activities in 2015. Free Cash Flow is expected to be positive by $5-10 million and net debt will be relatively unchanged due to the addition of capital leases, primarily related to the

China facility. Our Turkey rolls plant is expected to begin production in April, 2015 and we expect to begin production in our new China machine clothing plant in Q3 2015. While we expect to continue to take out costs in 2015 and expect to add approximately 1% of ex-currency top line growth, inflation is expected to limit Adjusted EBITDA growth to $4 million in 2015.

CFO Comments

EVP and Chief Financial Officer, Cliff Pietrafitta said: "Q4 2014 constant currency net sales were 2.3% above Q4 2013. Constant currency rolls net sales increased by 3.9% from Q4 2013, primarily driven by an increase of 6.1% in North America, an increase of 12.2% in Asia and an increase of 23.8% in South America. These increases were partially offset by a decline of (3.6)% in Europe. Constant currency machine clothing sales increased by 1.4% from Q4 2013, primarily driven by an increase of 4.3% in Europe, an increase of 12.8% in South America and an increase of 4.1% in Asia. These increases were partially offset by a decrease of (7.5)% in North America."

Income from operations in Q4 2014 increased by $9.8 million, to $17.5 million from $7.7 million, due to increased gross margins, reductions in SG&A and reduced restructuring expenses. Improved gross margins and reductions in SG&A were driven primarily by our restructuring initiatives and operational excellence programs. Adjusted EBITDA in Q4 2014 was $29.4 million, or 22.4% of net sales.

During the fourth quarter we continued to take costs out of the business with quarterly savings of $7.6 million and full year savings of approximately $25 million. The Company spent approximately $17 million of cash on capital expenditures and restructuring costs in Q4 2014. For the full year, we spent approximately $65 million in both of these areas.

As of December 31, 2014, we had an aggregate of $40.3 million available for additional borrowings under our Credit Facility and smaller lines of credit and our cash balances totaled $9.5 million. YTD 2014 free cash flow (defined as cash-flow from operations less capital expenditures) decreased $(30.3) million to $(38.3) million from $(8.0) million in 2013, primarily as a result of the $25 million Brazilian tax payment made in Q3 of 2014, 2014 restructuring activities, working capital increases and increased capital expenditures.

Net debt (which is defined as total debt less cash) increased to $459.9 million in Q4 2014 from $455.5 million in Q3 2014. However, our net debt leverage ratio was 4.0x in Q4 2014 compared to 4.1x in Q3 2014 as a result of Adjusted EBITDA improvements in 2014.

Trade working capital decreased $9.7 million to $131.6 million at December 31, 2014 from $141.3 million at December 31, 2013. Excluding favorable currency impacts of $16.8 million, trade working capital increased by $7.1 million due largely to inventory builds to support higher sales levels as well as bridge inventory due to a plant closure in South America. See "Trade Working Capital Information" and "Non-GAAP Financial Measures" below.

Our effective income tax rate for Q4 2014 was (43.1%) compared to (375.7%) in Q4 2013. Excluding the effects of restructuring, the Brazil Amnesty program, and the release of the valuation allowance against UK deferred tax assets, our effective tax rate was 40.0%. See "Effective Tax Rate reconciliation" below.

SEGMENT INFORMATION

The following table presents net sales for Q4 2014 and Q4 2013 by segment and the effect of currency on Q4 2014 net sales (dollars in thousands):

	Net Sales For The Quarter Ended
	12/31/2014	12/31/2013	$ Change	Currency Effect of $ Change	% Change	% Change Excluding Currency
Machine Clothing	$82,442	$85,005	$(2,563)	$(3,719)	(3.0)%	1.4%
Roll Covers	$48,525	$48,716	$(191)	$(2,085)	(0.4)%	3.9%
Total	$130,967	$133,721	$(2,754)	$(5,804)	(2.1)%	2.3%

The following table presents net sales for the year ended December 31, 2014 and 2013 by segment and the effect of currency on the year ended December 31, 2014 net sales (dollars in thousands):

	Net Sales For The Year Ended
	12/31/2014	12/31/2013	$ Change	Currency Effect of $ Change	% Change	% Change Excluding Currency
Machine Clothing	$347,003	$352,336	$(5,333)	$(3,860)	(1.5)%	(0.4)%
Roll Covers	$195,929	$194,556	$1,373	$(1,839)	0.7%	1.7%
Total	$542,932	$546,892	$(3,960)	$(5,699)	(0.7)%	0.3%

TRADE WORKING CAPITAL
The following table presents trade working capital as of December 31, 2014 and December 31, 2014 (in thousands):

	12/31/2014	12/31/2013	Fav/(Unfav) Change
Trade receivables, net (1)	$81,998	$86,584	$4,586
Inventories, net	83,550	83,930	380
Trade accounts payable (2)	(33,962)	(29,254)	4,708
Total	$131,586	$141,260	$9,674

(1) Trade Receivables, Net equals Accounts Receivable less Other Receivables of $1.0 million and $1.4 million at December 31, 2014 and December 31, 2013, respectively.

(2) Trade Accounts Payables equals Accounts Payable less Deposits Received and Other Payables of $7.7 million and $13.0 at December 31, 2014 and December 31, 2013, respectively.

EFFECTIVE TAX RATE
The following table presents a reconciliation of effective tax rate excluding restructuring expenses to our effective tax rate for the three months ended December 31, 2014 (in thousands):

	For the three months ended December 31, 2014
	Pre-tax Amounts	Tax Amounts	After-tax Amounts	Effective Tax Rate
Income (loss) before provision for income taxes	7,801	3,360	11,161	(43.1)%
Restructuring, Brazil Amnesty program and the release of valuation allowance against UK deferred tax assets	(2,430)	7,457	5,027	306.8%
Income (loss) before provision for income taxes excluding restructuring and Brazil tax settlement	10,231	(4,097)	6,134	40.0%

BASIC ADJUSTED EARNINGS PER SHARE (net of taxes)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income (loss) per share	$0.72	$0.22	$(0.48)	$0.27
Adjustments:
Restructuring	0.10	0.34	0.87	0.88
Loss on debt extinguishment	—	—	—	0.44
Inventory write-off related to a closed plant	—	0.02	—	0.06
Brazil Tax Charge	—	—	1.49	—
Goodwill Amortization	—	(0.03)	—	(0.13)
Deferred Tax Valuation Allowance Reversal	(0.43)	(0.40)	(0.43)	(0.40)
Plant start-up costs	0.04	0.01	0.10	0.03
Non-restructuring Impairment	—	—	—	0.04
FX (gain) loss	—	—	0.03	0.04
Basic adjusted earnings per share	$0.43	$0.16	$1.58	$1.23

(1) In 2014, the valuation allowance reversal has been included above as an add-back, given the unusual and infrequent nature of this item. In addition, the comparable amount for 2013 has also been included in the reconciliation above as an add-back.

CONFERENCE CALL
The Company plans to hold a conference call on the following morning:

Date: March 4, 2015
Start Time: 10:00 a.m. Eastern Time
Domestic Dial-In: +1-877-415-3179
International Dial-In: +1-857-244-7322
Passcode: 28273424
Webcast: www.xerium.com/investorrelations
To participate on the call, please dial in at least 10 minutes prior to the scheduled start. A live audio webcast and replay of the call may be found in the investor relations section of the Company's website at www.xerium.com. To follow along with the presentation that will accompany the Company's conference call, please join the webcast by going to www.xerium.com/investorrelations. Click on the webcast link appearing above our conference call details, then click on the link appearing below "Webcast Presentation" on the following page. You may also click here and you will be taken directly to the webcast registration page.

NON-GAAP FINANCIAL MEASURES
This press release includes measures of performance that differ from the Company's financial results as reported under generally accepted accounting principles ("GAAP"). The Company uses supplementary non-GAAP measures, including EBITDA, Adjusted EBITDA, currency effects on Net Sales, Effective Tax Rate excluding the Brazilian tax payment and the effects of Restructuring and Trade Working Capital to assist in evaluating its liquidity and financial performance. EBITDA and Adjusted EBITDA are specifically used in evaluating the ability to service indebtedness and to fund ongoing capital expenditures. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for income (loss) or cash flows from operations (as determined in accordance with GAAP).

For additional information regarding non-GAAP financial measures and a reconciliation of such measures to the most comparable financial measures under GAAP, please see "Segment Information," "Trade Working Capital" and "Effective Tax Rate" above and our Selected Financial Data below. In addition, the information in this press release should be read in conjunction with the corresponding exhibits, financial statements and footnotes contained in our Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission on March 3, 2015 and our presentation that will accompany our conference call tomorrow.

About Xerium Technologies
Xerium Technologies, Inc. (NYSE:XRM) is a leading global provider of industrial consumable products and services. Xerium, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 26 manufacturing facilities in 12 countries around the world, Xerium has approximately 3,100 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. The words "believe," "estimate," "expect," "intend," "anticipate," "goals," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding our full year Adjusted EBITDA performance, anticipated sales performance, capital expenditures, cost savings measures, future efforts to improve overall performance and free cash flow. Forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by us, as well as from risks and uncertainties beyond our control.These risks and uncertainties include the following items: (1) we may not realize the Adjusted EBITDA performance we are projecting (2) our expected sales performance and our backlog of sales may not be fully realized; (3) our cost reduction efforts, including our restructuring activities, may not have the positive impacts we anticipate; (4) we are subject to execution risk related to the startup of our proposed new facilities in China and Turkey; (5) our plans to develop and market new products, enhance operational efficiencies and reduce costs may not be successful; (6) market improvement in our industry may occur more slowly than we anticipate, may stall or may not occur at all; (7) variations in demand for our products, including our new products, could negatively affect our revenues and profitability; (8) our manufacturing facilities may be required to quickly increase or decrease production, which could negatively affect our production facilities, customer order lead time, product quality, labor relations or gross margin; and (9) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2013 filed on March 4, 2014, our Form 10-K for the year ended December 31, 2014 filed on March 3, 2015 and our other SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to current economic conditions, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

Selected Financial Data Follows

Xerium Technologies, Inc.
Consolidated Statements of Operations and Comprehensive (Loss) Income
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net Sales	$130,967	$133,721	$542,932	$546,892
Costs and expenses:
Cost of products sold	78,207	84,629	327,161	337,256
Selling	17,641	18,252	73,002	73,348
General and administrative	13,202	14,796	56,539	60,214
Research and development	2,004	1,970	7,903	7,858
Restructuring	2,430	6,390	18,142	14,844
	113,484	126,037	482,747	493,520
Income from operations	17,483	7,684	60,185	53,372
Interest expense, net	(9,782)	(8,983)	(36,768)	(40,681)
Loss on extinguishment of debt	—	—	—	(3,123)
Foreign exchange gain (loss)	98	50	(719)	(1,052)
Income (loss) before provision for income taxes	7,799	(1,249)	22,698	8,516
Provision for income taxes	3,360	4,692	(30,080)	(4,363)
Net income (loss)	11,159	3,443	(7,382)	4,153
Comprehensive (loss) income	$(23,785)	$13,330	$(62,891)	$15,994
Net income (loss) per share:
Basic	$0.72	$0.22	$(0.48)	$0.27
Diluted	$0.68	$0.21	$(0.48)	$0.26
Shares used in computing net income (loss) per share:
Basic	15,555,801	15,380,543	15,458,810	15,359,445
Diluted	16,458,944	16,248,609	15,458,810	15,882,376

Consolidated Selected Financial Data

Cash Flow Data: (in thousands)	Year Ended
	December 31, 2014	December 31, 2013
Net cash provided by operating activities	$6,892	$36,114
Net cash used in investing activities	$(41,788)	$(41,869)
Net cash provided by (used) in financing activities	$20,693	$(3,274)

Other Financial Data: (in thousands)

Depreciation and amortization	$34,292	$36,403
Capital expenditures, gross	$(45,218)	$(44,145)

Balance Sheet Data: (in thousands)	December 31, 2014	December 31, 2013

Cash and cash equivalents	$9,517	$25,716
Total assets	$594,044	$624,064
Total debt	$469,435	$443,139
Total stockholders' deficit	$(74,110)	$(11,449)

EBITDA and Adjusted EBITDA Non-GAAP Measures

Non-GAAP Financial Measures
We use EBITDA and Adjusted EBITDA (as defined in our credit facility) as supplementary non-GAAP liquidity measures to assist us in evaluating our liquidity and financial performance, specifically our ability to service indebtedness and to fund ongoing capital expenditures. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for income (loss) or cash flows from operations (as determined in accordance with GAAP).

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation (including non-cash impairment charges) and amortization.

"Adjusted EBITDA" means, with respect to any period, the total of (A) the consolidated net income for such period, plus (B) without duplication, to the extent that any of the following were deducted in computing such consolidated net income for such period: (i) provision for taxes based on income or profits, including, without limitation, federal, state, provincial, franchise and similar taxes, including any penalties and interest relating to any tax examinations, (ii) consolidated interest expense, (iii) consolidated depreciation and amortization expense, (iv) reserves for inventory in connection with plant closures, (v) consolidated operational restructuring costs, (vi) noncash charges resulting from the application of purchase accounting, including push-down accounting, (vii) non-cash expenses resulting from the granting of common stock, stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to common stock, and cash expenses for compensation mandatorily applied to purchase common stock, (viii) non-cash items relating to a change in or adoption of accounting policies, (ix) non-cash expenses relating to pension or benefit arrangements, (x) expenses incurred as a result of the repurchase, redemption or retention of common stock earned under equity compensation programs solely in order to make withholding tax payments, (xi) amortization or write-offs of deferred financing costs, (xii) any non-cash losses resulting from mark to market hedging obligations (to the extent the cash impact resulting from such loss has not been realized in such period) and (xiii) other non-cash losses or charges (excluding, however, any non-cash loss or charge which represents an accrual of, or a reserve for, a cash disbursement in a future period), minus (C) without duplication, to the extent any of the following were included in computing consolidated net income for such period, (i) non-cash gains with respect to the items described in clauses (vi), (vii), (ix), (xi), (xii) and (xiii) (other than, in the case of clause (xiii), any such gain to the extent that it represents a reversal of an accrual of, or reserve for, a cash disbursement in a future period) of clause (B) above and (ii) provisions for tax benefits based on income or profits. Notwithstanding the foregoing, Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies.

Consolidated net income is defined as net income (loss) determined on a consolidated basis in accordance with GAAP; provided, however, that the following, without duplication, shall be excluded in determining consolidated net income: (i) any net after-tax extraordinary or non-recurring gains, losses or expenses (less all fees and expenses relating thereto), (ii) the cumulative effect of changes in accounting principles, (iii) any fees and expenses incurred during such period in connection with the issuance or repayment of indebtedness, any refinancing transaction or amendment or modification of any debt instrument, in each case, as permitted under the credit facility and (iv) any cancellation of indebtedness income.

The following table provides reconciliation from net income and operating cash flows, which are the most directly comparable GAAP financial measures, to EBITDA and Adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income (loss)	$11,159	$3,442	$(7,382)	$4,153
Stock-based compensation	690	595	2,548	1,736
Depreciation	7,802	8,580	32,752	34,631
Amortization of intangibles	310	404	1,540	1,772
Deferred financing cost amortization	895	670	3,303	2,963
Foreign exchange loss (gain) on revaluation of debt	82	80	(259)	1,706
Deferred tax expense	(6,367)	(7,025)	(4,857)	(5,686)
(Gain) loss on disposition of property and equipment	(1,031)	48	(1,036)	202
Asset impairment	(141)	276	136	1,354
Loss on extinguishment of debt	—	—	—	3,123
Net change in operating assets and liabilities	(7,824)	(1,387)	(19,853)	(9,840)
Net cash provided by operating activities	5,575	5,683	6,892	36,114
Interest expense, excluding amortization	8,887	8,314	33,465	37,718
Net change in operating assets and liabilities	7,824	1,387	19,853	9,840
Current portion of income tax expense	3,008	2,333	34,937	10,049
Stock-based compensation	(690)	(595)	(2,548)	(1,736)
Asset impairment	141	(276)	(136)	(1,354)
Foreign exchange (loss) gain on revaluation of debt	(82)	(80)	259	(1,706)
Gain (loss) on disposition of property and equipment	1,031	(48)	1,036	(202)
Loss on extinguishment of debt	—	—	—	(3,123)
EBITDA	25,694	16,718	93,758	85,600
Operational restructuring expenses	2,430	6,390	18,142	14,844
Loss on extinguishment of debt	—	—	—	3,123
Stock-based compensation	690	595	2,548	1,736
Non-restructuring impairment expense	—	—	—	667
Plant startup costs	567	105	1,521	401
Inventory write off due to plant closures	—	262	—	954
Adjusted EBITDA	$29,381	$24,070	$115,969	$107,325